UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 Or 15(D) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 20, 2004

IMAGE ENTERTAINMENT, INC.

(Exact name of registrant as specified in its charter)

California	0-11071	84-0685613
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

20525 Nordhoff Street, Suite 200, Chatsworth, California 91311

(Address of principal executive offices, including zip code)

(818) 407-9100

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.24d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.23e-4(c))

ITEM 3.02  Unregistered Sales of Equity Securities

On December 20, 2004, Image Entertainment, Inc. (the “Company”) agreed to issue an aggregate of 2,904,763 shares of the Company’s common stock, at a price of $5.25 per share for gross proceeds of $15.25 million, in a private placement to eight institutional investors.  The Company also agreed to issue warrants to purchase an additional 726,189 shares of common stock to the purchasers at $6.56 per share.  The Company agreed to pay a fee of 6% of the proceeds plus warrants for 2% of the number of shares sold to placement agent ThinkEquity Partners, L.L.C. in connection with the transaction.  The Company entered into purchase agreements with each of the purchasers, substantially in the form of Exhibit 99.1, and agreed to issue warrants substantially in the form of Exhibit 99.2, each attached hereto and incorporated herein by reference.

The transaction was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended, as a transaction not involving a public offering.  Each of the purchasers represented their intention to acquire the securities for their own account for investment purposes and not with a view to the distribution thereof other than in accordance with applicable law.  Appropriate legends are affixed to the stock certificates issued in the transaction.  All purchasers either received or had access to adequate information concerning the investment.  The Company granted the purchasers demand registration rights, obligating the Company to use its best efforts to file a registration statement covering the purchased shares within thirty days.

The Company disclaims any obligation to release publicly any updates or any changes in its expectations or any change in events, conditions, or circumstances on which any forward-looking statements are based.

ITEM 7.01  Regulation FD Disclosure

On December 21, 2004, the Company issued a press release announcing the private placement, a copy of which is furnished as Exhibit 99.3 hereto and incorporated herein by reference.

ITEM 9.01  Financial Statements And Exhibits

(c)	Exhibits

Exhibit 99.1	Form of Purchase Agreement
Exhibit 99.2	Form of Warrant
Exhibit 99.3	Press release dated December 21, 2004

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMAGE ENTERTAINMENT, INC.

Dated: December 21, 2004	By:	/s/ JEFF M. FRAMER
		Name	Jeff M. Framer
		Title:	Chief Financial Officer